Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Egalet Corporation:

We consent to the incorporation by reference in the registration statements (File No. 333-194946) on Form S-8 and (File No. 333-202807) on Form S-3 of Egalet Corporation of our report dated March 24, 2015, with respect to the statement of assets acquired of SPRIX Nasal Spray (A Product Line of Luitpold Pharmaceuticals, Inc.), as of December 31, 2014 and March 31, 2014 and the related statement of net revenues and direct expenses for the periods then ended, which report appears in the Form 8-K of Egalet Corporation dated March 25, 2015.

/s/ KPMG LLP

Melville, NY
March 24, 2015